Exhibit 99.1

CONTACT:  Pamela L. Dull, Sonus Pharmaceuticals, Inc., (425) 487-9500, Ext. 255

Sonus Pharmaceuticals Reports First Quarter Progress and Financial Results

Quarterly conference call today at 1:30 P.M. PDT/4:30 P.M. EDT

BOTHELL, Washington, May 9, 2005—Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today highlighted progress and reported financial results for the first quarter ended March 31, 2005.

“In the first quarter, we remained focused on the implementation of our strategy for TOCOSOL®  Paclitaxel, and we are making good progress toward realizing our goal of performing the Phase 3 pivotal trial,” said Michael A. Martino, President and CEO of Sonus Pharmaceuticals.  “We are eager to confirm the potential advantages of TOCOSOL Paclitaxel, and believe we are squarely on track with a Phase 3 development program that will position our product competitively in the attractive and growing taxane market.”

First Quarter 2005 Highlights

•                  Continued in discussions with the U.S. Food and Drug Administration (FDA) to reach agreement on the Special Protocol Assessment (SPA) for the Phase 3 trial of TOCOSOL Paclitaxel.  Based on discussions to date, the company’s goal is to finalize the SPA by the end of the second quarter of 2005.  However, Sonus cannot manage the content or timing of FDA decisions or actions.

•                  Met with the FDA in March to review the Chemistry, Manufacturing and Controls (CMC) information that will support the New Drug Application (NDA) for TOCOSOL Paclitaxel.  The FDA agreed that the current CMC information is sufficient to initiate Phase 3 testing and that the data which the company intends to include in its NDA would be sufficient for FDA review of that application.

•                  Continued progress in the Phase 2b study of TOCOSOL Paclitaxel in metastatic breast cancer.  To date, the investigator-reported response rate in this group of patients is at least 51% after 16 weeks of treatment.  At present, data reporting is incomplete and ongoing as the study continues.  However, the company plans to submit results for presentation at the San Antonio Breast Cancer Symposium in early December, including confirmed objective response rate, estimated median time to disease progression, and safety data.

More

•                  Received notice that the American Society of Clinical Oncology (ASCO) selected a TOCOSOL Paclitaxel abstract for poster presentation at its annual meeting to be held in Orlando, Florida, May 13-17.  Sonus will present data from a clinical pharmacology study of TOCOSOL Paclitaxel and Taxol® conducted in 2004.  This study included analyses of the amounts of paclitaxel in the blood circulation following single doses of TOCOSOL Paclitaxel and Taxol, and results showed that TOCOSOL Paclitaxel delivered substantially more active paclitaxel into circulation.  Full results of the study will be available at ASCO.

•                  Continued to monitor the long-term value of treatment with TOCOSOL Paclitaxel in the Phase 2a trials of ovarian, non-small cell lung and bladder cancers that began in 2002 and completed patient enrollment in mid-2003.  Maturing data on survival duration indicate that, following second-line treatment with TOCOSOL Paclitaxel, median survival in each study is estimated to be similar to published results for combination chemotherapy regimens used in the treatment of these types of cancer.

First Quarter Financial Results

For the first quarter of 2005, the company reported a net loss of $4.8 million, or $0.22 per share, compared with a net loss of $3.6 million, or $0.20 per share, in the first quarter of 2004.  The planned higher net loss primarily reflected increased R&D spending to support additional clinical studies for TOCOSOL Paclitaxel as well as higher G&A costs related to business development activities and the termination of the Synt:em acquisition.  Cash and marketable securities totaled $15.1 million at March 31, 2005.

Quarterly Conference Call

Sonus will host its quarterly conference call today, Monday, May 9, at 1:30 P.M. Pacific Time/4:30 P.M. Eastern Time.  The call will be web cast live and archived on the company’s web site at www.sonuspharma.com/events.html.  A telephone replay of the conference call will also be available for one week at (800) 642-1687 or (706) 645-9291 for international calls; Conference ID 5671724; Pass code 010315.

About Sonus Pharmaceuticals, Inc.

Headquartered near Seattle, Sonus Pharmaceuticals is focused on the development of therapeutic drugs that may offer improved administration, safety, tolerability and effectiveness for the treatment of cancer and related indications.  The company’s lead product candidate is TOCOSOL Paclitaxel, a novel formulation of the widely prescribed anti-cancer drug paclitaxel.  TOCOSOL Paclitaxel has been designed to overcome the limitations associated with Taxol and generic paclitaxel-based chemotherapy, including long infusion times, undesirable or treatment-limiting side effects as well as time consuming and expensive preparation prior to administration.  Sonus is currently in discussions with the FDA to finalize the Special Protocol Assessment agreement for the pivotal Phase 3 trial of TOCOSOL Paclitaxel, which the company expects to initiate in 2005.  For additional information about Sonus, including past news releases, please visit www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products or the anticipated date of the initiation of Phase 3 clinical trials for TOCOSOL Paclitaxel.  As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 23, 2005, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  the company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that the company will not be able to initiate Phase 3 clinical trials for TOCOSOL Paclitaxel; risks that clinical studies with TOCOSOL Paclitaxel will not be successful; risks that the FDA may not approve the company’s proposed New Drug Application; risks of successful development of additional drug delivery products; and risks that the company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies as well as research and development activities.  The company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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Condensed Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
	$—	$—
Revenue
Operating expenses:
Research and development	3,123	2,568
General and administrative	1,743	1,046
Total operating expenses	4,866	3,614
Operating loss	(4,866)	(3,614)
Other income, net	91	36
Loss before taxes	(4,775)	(3,578)
Taxes	—	—
Net loss	$(4,775)	$(3,578)
Net loss per share:
Basic	$(0.22)	$(0.20)
Diluted	$(0.22)	$(0.20)

Shares used in calculation:
Basic	21,354	18,046
Diluted	21,354	18,046

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets:
Cash and marketable securities	$15,139	$20,580
Other current assets	284	459
Property and equipment, net	1,366	1,480
Other assets	52	52
Total assets	$16,841	$22,571

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$2,237	$3,177
Lease obligations	80	121
Deferred rent	180	196
Stockholders’ equity	14,344	19,077
Total liabilities and stockholders’ equity	$16,841	$22,571

Taxol® is a registered trademark of Bristol-Myers Squibb Company.